EXHIBIT 99.1

Corautus Genetics Receives NASDAQ Additional Deficiency Notice

Atlanta, GA, May 29 – Corautus Genetics, Inc. (NASDAQ: VEGF) announced today that, as expected, it received a letter dated May 22, 2007 from The Nasdaq Stock Market formally notifying Corautus that it did not regain compliance with the minimum $1 price requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(4) (“Minimum Bid Price Requirement”) during the 180 day period previously provided to the Company under NASDAQ listing rules.

As previously reported, Corautus received a letter from NASDAQ in May 2006 indicating that because the bid price of its common stock had closed below the Minimum Bid Price Requirement for the prior 30 consecutive business days, Corautus would be provided 180 calendar days, or until November 21, 2006, to regain compliance. Corautus did not evidence compliance with the Minimum Bid Price Requirement by the November 21, 2006 deadline. However, Corautus was advised by NASDAQ on November 22, 2006 that because Corautus met all applicable initial inclusion criteria for the NASDAQ Capital Market at that time except for bid price, in accordance with applicable NASDAQ rules, Corautus was provided an additional 180 calendar day compliance period, through May 21, 2007, to evidence compliance. Corautus did not regain compliance during this additional compliance period.

At a hearing before a NASDAQ Listing Qualifications Panel on February 8, 2007, Corautus described its pending merger with VIA Pharmaceuticals, Inc. in response to NASDAQ’s concerns that Corautus is operating as a “public shell.” The Hearings Panel subsequently rendered a decision to permit Corautus’ continued listing on NASDAQ, provided Corautus achieve certain milestones, including consummating its proposed merger with VIA Pharmaceuticals, Inc., and NASDAQ’s approval of the combined company’s initial listing application for listing on the NASDAQ Capital Market.

In the recent notice from NASDAQ, Corautus was informed that the NASDAQ Listing Qualifications Panel will consider Corautus’ failure to regain compliance with the Minimum Bid Price Requirement in rendering a determination regarding Corautus’ continued listing on the NASDAQ Capital Market. NASDAQ has provided Corautus with an opportunity to make a submission to specifically address its failure to regain compliance with the Minimum Bid Price Requirement by May 29, 2007. Corautus intends to timely provide such submission to NASDAQ. In its submission, Corautus will describe its proposal, at a Special Meeting of Stockholders to be held on June 4, 2007, seeking authorization to amend Corautus’ certificate of incorporation to effect a reverse stock split at a ratio of between 1:5 and 1:20, the final ratio to be determined by Corautus’ board of directors, which Corautus believes will enable it to regain compliance with the Minimum Bid Price Requirement.

Although Corautus is making every effort to do so, there can be no assurance that it will be able to regain compliance with the Minimum Bid Price Requirement or otherwise satisfy the terms of the NASDAQ Listing Qualifications Panel decision.

About Corautus Genetics Inc.

Corautus is a development stage company dedicated to the development of innovative products in the life sciences industry. Corautus, formerly known as GenStar Therapeutics Corporation and Urogen Corp., was formed as a Delaware corporation on June 30, 1995. Prior to November 1, 2006, Corautus was primarily focused on the clinical development of gene therapy products using a vascular growth factor gene, Vascular Endothelial Growth Factor 2 (VEGF-2), for the treatment of severe cardiovascular disease. Corautus was the sponsor of a Phase IIb clinical trial to study the efficacy of VEGF-2 for the treatment of severe cardiovascular disease, known as the GENASIS trial. In addition, Corautus supports initial clinical trials studying the efficacy of VEGF-2 for the treatment of peripheral artery disease and diabetic neuropathy.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements that address performance, events or developments that we expect or anticipate will occur in the future, such as the likelihood of maintaining our NASDAQ listing and completion of our planned merger with VIA Pharmaceuticals Inc. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ 2006 Annual Report on Form 10-K which was filed on March 30, 2007, as amended by Corautus’ Form 10-K/A for 2006 which was filed on April 30, 2007 and Corautus’ Form 10-Q for the period ended March 31, 2007 which was filed on May 15, 2007, all of which are incorporated by reference into this release. All forward-looking statements included in this release are based on information available to Corautus on the date hereof, and Corautus assumes no obligation to update any such forward-looking statements.

Contact Information:

Corautus Genetics, Inc.

Jack W. Callicutt

Senior Vice President and Chief Financial Officer

404.526.6210